Exhibit 99.1

NEWS RELEASE
Contact: Donna D’Amico-Annitto	486 North Oliver Road, Bldg. Z Newton, Kansas 67114 (316) 283-6500

PARK AEROSPACE CORP. ANNOUNCES THE

ELECTION OF CONSTANTINE (“GUS”) PETROPOULOS

AS SENIOR VICE PRESIDENT-ADMINISTRATION AND GENERAL COUNSEL

Newton, Kansas, Monday, February 10, 2025…Park Aerospace Corp. (NYSE-PKE) announced the election of Constantine (“Gus”) Petropoulos as Senior Vice President-Administration and General Counsel of the Company. Mr. Petropoulos will report to Brian E. Shore, Park’s Chairman and CEO.

Gus Petropoulos served as a Partner at Hughes, Hubbard & Reed, a prominent New York law firm, from May 2021 to July 2024. Prior to joining Hughes Hubbard, Gus served as Senior Vice President and General Counsel of Park Aerospace from September 2014 to May 2021. Prior to joining Park Aerospace, Gus served as Managing Counsel at Scientific Games Corporation from October 2011 to September 2014, as Senior Corporate Counsel at Coca-Cola HBC SA in Greece from September 2007 to October 2011, and as a senior associate attorney at the New York law firm of Latham & Watkins from September 2002 to August 2007. Gus received a Bachelor of Arts degree in Economics and Government from Saint Lawrence University and a Juris Doctor degree from the University of Pennsylvania Law School.

Brian Shore said, “It is very good to have Gus back at Park. Since we know Gus very well and he knows Park very well, we expect Gus to hit the ground sprinting! No need for much of a honeymoon or a “get-to-know-you” period. We have about three dozen matters for Gus to jump on…and that is just for his first week back. Welcome back, Gus!”

Park Aerospace Corp. develops and manufactures solution and hot-melt advanced composite materials used to produce composite structures for the global aerospace markets. Park’s advanced composite materials include film adhesives (Aeroadhere®) and lightning strike protection materials (Electroglide®). Park offers an array of composite materials specifically designed for hand lay-up or automated fiber placement (AFP) manufacturing applications. Park’s advanced composite materials are used to produce primary and secondary structures for jet engines, large and regional transport aircraft, military aircraft, Unmanned Aerial Vehicles (UAVs commonly referred to as “drones”), business jets, general aviation aircraft and rotary wing aircraft. Park also offers specialty ablative materials for rocket motors and nozzles and specially designed materials for radome applications. As a complement to Park’s advanced composite materials offering, Park designs and fabricates composite parts, structures and assemblies and low volume tooling for the aerospace industry. Target markets for Park’s composite parts and structures (which include Park’s proprietary composite SigmaStrut™ and AlphaStrut™ product lines) are, among others, prototype and development aircraft, special mission aircraft, spares for legacy military and civilian aircraft and exotic spacecraft. Park’s objective is to do what others are either unwilling or unable to do. When nobody else wants to do it because it is too difficult, too small or too annoying, sign us up.

Additional corporate information is available on the Company’s website at www.parkaerospace.com.

# # # # #